Exhibit 99

                           FARMERS & MERCHANTS BANCORP
                          REPORTS RECORD FOURTH QUARTER
                                AND 2004 EARNINGS


Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the fourth quarter ending December 31, 2004, as well as for the full fiscal year 2004. The fourth quarter results represented the 28th consecutive quarter that Farmers & Merchants Bancorp's net income increased over the same period the prior year.

For the full year 2004, Farmers & Merchants Bancorp reported record net income of $16,450,000 or $20.65 per share of common stock outstanding, up 12.23% over the prior year. Return on average assets was 1.40%, and return on average equity was 14.50%, an improvement of 82 basis points over the prior year.

Farmers & Merchants Bancorp also reported net income of $4,220,000 for the quarter ending December 31, 2004, up 9.61% over the comparable quarter of 2003. Earnings per share of common stock outstanding for the fourth quarter were $5.32, up 10.83% from the fourth quarter of the prior year. Return on average assets for the quarter was 1.41%, and return on average equity was 14.39% an improvement of 53 basis points over the fourth quarter of 2003.

Steinwert indicated that the Company's growth has been a major contributor to its strong bottom-line. Since December 31, 2003, loans outstanding increased 7.44%, total deposits expanded 10.81% and total assets grew by 6.77% to $1,226,295,000. During this period of significant growth, the Company's loan quality has remained extremely high, with non-performing assets totaling only 0.03% of loans outstanding as of December 31, 2004. Additionally, as of December 31, 2004, the Company's reserve for loan losses reached $17,727,000 or 2.04% of total loans. Based on these performance measures, Farmers & Merchants Bancorp's loan quality compares favorably to peer banks.

Steinwert stated, "The Central Valley continues to enjoy a strong overall economy which has contributed to Farmers & Merchants Bancorp's success. In addition, our new branch offices in Sacramento, Lodi, Stockton, and Modesto are exceeding growth expectations. All of us at Farmers & Merchants Bancorp are extremely grateful to the communities we serve for their tremendous support of the Bank. In return, Farmers & Merchants Bancorp continues to be committed to its longstanding financial and volunteer support of the many community-based service organizations, whose missions of mercy are helping to improve the overall quality of life throughout California's Great Central Valley."

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 19 branch offices conveniently located from Sacramento to Turlock.


FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.